EXHIBIT 10.1

FIRST AMENDMENT TO

CHANGE OF CONTROL AGREEMENT

This FIRST AMENDMENT TO CHANGE OF CONTROL AGREEMENT (the “Amendment”) is made and entered into as of December 18, 2012 (the “Amendment Date”) by and between Alliance Financial Corporation (the “Company”) and                (“Employee”);

WHEREAS, the Company and Employee are parties to that certain Change of Control Agreement dated as of January 27, 2009 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and all regulations, guidance and other interpretive authority issued thereunder (collectively, “Section 409A”):.

NOW, THEREFORE, the parties agree that the Agreement be amended as follows, effective as of the Amendment Date:

1. By deleting Section 4(a) of the Agreement and replacing it with the following:

“(a) Termination Following a Change of Control. If, within twenty-four (24) months following a Change of Control, the Company terminates Employee other than for Cause or Employee voluntarily terminates as a result of a Constructive Termination, then, provided Employee also executes and does not revoke a release of all claims in a form determined by the Company at the time of termination (the “Release”), and the Release becomes effective within sixty (60) days following the date of Employee’s termination (the sixty (60)-day period, the “Release Execution Period”):”

2. By deleting Section 4(a)(i) of the Agreement and replacing it with the following:

“(i) Employee will be entitled to receive a lump sum severance payment equal to two-hundred percent (200%) of Employee’s annual base salary as in effect as of the date of such termination within ten (10) days following the Employee’s termination date; provided, however, that if the Release Execution Period begins in one taxable year and ends in another taxable year, the lump sum severance payment will not be made until the beginning of the second taxable year;”

3. By adding the following as a new Section 4(a)(iv) of the Agreement immediately after the end of Section 4(a)(iii) of the Agreement:

“(iv) The Company will transfer to Employee the legal title to the automobile owned by the Company and used by Employee immediately prior to the effective date of Employee’s termination at no cost to Employee (but subject to applicable withholding taxes) with such transfer to be effective as of the last day of the Release Execution Period.”

4. By adding the following as a new paragraph immediately after the end of Section 4(a)(iv) of the Agreement:

“To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Employee of the Release, Employee will forfeit all rights to such payments and benefits unless the Release is signed and delivered (and no longer subject to revocation, if applicable), by the end of the Release Execution Period.”

5. Except as expressly amended as provided in this Amendment, all of the terms and conditions of the Agreement will continue in full force and effect.

6. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Date.

COMPANY

Alliance Financial Corporation

By:
Name:
Title:

EMPLOYEE

[NAME]